Exhibit No. 99.1
                                                                News Release
Contacts: Nancy Caplan (media)
          410-783-3058

          Brian Stanton (investors)
          410-783-3670
                                                           FOR IMMEDIATE RELEASE


             Constellation Energy Group Elects Mayo A. Shattuck III
                              New President and CEO
                  Christian H. Poindexter Continues as Chairman
                                       and
       Constellation Chooses to Maintain Current Holding Company Structure
     Cancels Plans to Separate Merchant Energy and Retail Energy Businesses
               Ends Power Advisory Relationship with Goldman Sachs
                  Meets Expectations for Third Quarter Earnings

Baltimore, MD - October 26, 2001 -- Constellation Energy Group (NYSE: CEG) today announced the election of Mayo A. Shattuck III to the position of President and Chief Executive Officer effective November 1, 2001. Christian H. Poindexter will continue as Chairman of the Board.

Constellation Energy Group also announced that it has chosen to remain a single company with two major lines of business, thereby canceling its previously announced plans to separate its merchant energy business from its retail energy business, which includes Baltimore Gas and Electric Company (BGE).

In addition to these key decisions, Constellation Energy Group announced today that it has terminated its power advisory relationship with Goldman Sachs. Details of that announcement are presented later in this press release.

The Company also reported net income from operations of $163.6 million for the three months ending September 30, 2001, equivalent to $1.00 per share. These results are consistent with the Company forecasts made in July of this year. Further details on earnings also appear later in this press release.

"Today we are making important moves that will cement Constellation Energy Group's foundation for growth and stability," said Christian H. Poindexter, Chairman and Chief Executive Officer of Constellation Energy Group.

Mayo A. Shattuck III, New President and CEO
-------------------------------------------
"First, we have selected the absolute best person for the job of leading our company to success in the energy marketplace. When Mayo Shattuck decided a few weeks ago to leave his position as Chairman and CEO of Deutsche Banc Alex. Brown, I knew immediately that we had to seize this unique opportunity to recruit a person of his quality and stature. Here is an executive with a proven record of success in the

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



world of capital markets, trading, investment banking and corporate finance - all fields that are vital to the success of our company. Plus, of course, Mayo has been a valued member of the Constellation Energy Group Board of Directors, where he has participated in all of our deliberations and strategic decision making for the past seven years. He knows our company and is one of us. Most important, Mayo Shattuck brings the indispensable quality of being a born leader. He is exactly the person we need," Mr. Poindexter said.

Current Holding Company Structure Maintained
--------------------------------------------
Constellation Energy Group also announced that the Board of Directors today approved the decision to remain one company rather than separate into two independent corporations as previously contemplated.

"We have chosen to remain one company. We are canceling our plans to separate into two independent corporations, as previously contemplated," Mr. Poindexter said. "We believe that dramatic changes in our industry make this the right decision for our shareholders, our employees and our customers. Being an energy company with sufficient size and scope to compete in the tumultuous energy market for the long haul is our goal. We will continue to pursue growth options in the power generation and merchant arena from the platform of one progressively-oriented energy company; and we will continue to be the premier provider of retail energy delivery services in Central Maryland. We have also begun a process that will streamline our organization for maximum operating efficiency," Mr. Poindexter added.

"The decision by management and the board of directors to maintain the current corporate structure followed careful consideration. The utility industry and energy markets, and indeed the entire U.S. economy, have changed considerably in the past year. As a combined company we will be better positioned to seize opportunities to grow and deliver the performance that produces increased shareholder value. We remain committed to the safe and reliable delivery of energy and the provision of quality customer service as we have done for the past 185 years," Mr. Poindexter said.

"In the past year we have organized and staffed to function as two separate companies. We have created plans, methods and cultures appropriate to the different challenges that face the merchant energy business on the one hand and the retail energy business on the other. Staying consolidated means rethinking certain organizational issues in order to contract from two holding companies back into one. This must be done while preserving the intense focus and discipline on the specific missions of the two business lines. Mayo Shattuck will be helping me execute these steps. We have purposely held off on making all of the necessary decisions that will bring clarity to our future organization in order to ensure that we have Mayo's input and involvement in shaping our team," Mr. Poindexter said.

"I am excited by the opportunity to help lead this great company, and I'm honored by the trust being placed in me by Chris Poindexter and the Constellation Energy Group Board of Directors," said Mayo A. Shattuck III. "When Chris first approached me about the possibility of joining Constellation Energy Group, I made it clear that I would be interested only if he would be willing to work with me as a fully engaged Chairman for the next two years. Thankfully, he has agreed to do so. Chris has steered this company through a major transformation in the past nine years and has become one of the most respected leaders in the industry. His experience and advice will be invaluable to me. As a member of the Board of Directors, I have been fully supportive of the decision to remain a single company. This is a sound strategy that will ensure strength and stability in these times of economic uncertainty," Mr. Shattuck said.

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



Goldman Sachs Relationship Ends
-------------------------------
It was also announced today that Constellation Energy Group and Goldman Sachs have agreed to terminate their power business services agreement. Constellation Energy Group will pay Goldman Sachs approximately $355 million to terminate their power business services agreement and thereby satisfy a current payable of approximately $159 million related to the existing power business services agreement. The conclusion of the Goldman Sachs power advisory relationship will result in a special expense in the fourth quarter related to the termination of the contract of approximately $200 million pre-tax, or $0.79 per share. In light of this transaction, Goldman Sachs will no longer make the equity investment in Constellation Energy Group's merchant energy business, which had been announced in October 2000.


Third Quarter Earnings
----------------------
The company also reported net income from operations of $163.6 million for the three months ending September 30, 2001, equivalent to $1.00 per share, compared to $147.5 million or $0.98 per share in the third quarter of 2000. These results are consistent with the Company forecasts made in July of this year.

For the nine months ending September 30, 2001, net income from operations was $351.0 million, or $2.20 per share. Excluding the $0.06 per share impact associated with a change in accounting principle in the first quarter of 2001, net income from operations for the first nine months of 2001 was $2.14 per share. This compares with earnings of $259.2 million, or $1.73 per share, for the first nine months of 2000.

Earnings per share for the Company's business segments were as follows:



                                                     Three Months Ending          Nine Months Ending
                                                        September 30                 September 30
                                                     2001           2000          2001           2000
                                                     ----           ----          ----           ----
Domestic Merchant Energy                             $0.89         $0.87          $1.50         $1.10
Regulated Electric                                   $0.17         $0.10          $0.46         $0.65
Regulated Gas                                       ($0.02)       ($0.03)         $0.18         $0.12
Other Nonregulated Businesses                       ($0.04)        $0.04          $0.00        ($0.01)
                                                    -------        ------        ------        -------
   Earnings from operations                          $1.00         $0.98          $2.14         $1.86

Deregulation Transition Cost                         $0.00         $0.00          $0.00        ($0.10)
Voluntary Early Retirement Programs                  $0.00         $0.00          $0.00        ($0.03)
                                                    ------         ------        ------        -------

Earnings per share of Common Stock
    Before Cumulative Effect of
    Change in Accounting Principle                   $1.00         $0.98          $2.14         $1.73

Cumulative Effect of Change in
Accounting Principle                                 $0.00         $0.00          $0.06         $0.00
                                                    ------         ------        ------         -----

Total Earnings Per Share                             $1.00         $0.98          $2.20         $1.73


The Domestic Merchant Energy business earned $0.89 per share, versus $0.87 per share in the third quarter of 2000. This business enjoyed strong results from the structured origination and portfolio management unit and the contribution from new peaking facilities completed this summer. These improvements were partially offset by power price declines in California, which affected certain facilities.
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



Baltimore Gas and Electric's regulated electric and gas businesses improved by $0.08 per share, from $0.07 per share in the third quarter of 2000 to $0.15 per share in the third quarter of 2001, due to increases related to warmer weather and lower expenses.

Third quarter earnings for the Other Non-regulated businesses declined by $0.08 per share year over year. The weakness is due to declining equity values in the investment portfolio, the absence of gains on the sale of equity securities that occurred in the third quarter of 2000, and the change in the method of accounting for our investment in Orion, disclosed in July.


Conference Call Information
---------------------------
Constellation Energy Group will host a live conference call at 8:00 AM Eastern Time on October 26, 2001. To participate, investors, analysts and members of the media in the United States may dial 1-888-566-5771 shortly before 8:00 AM. The international dial-in number is 1-712-257-2760. The conference call host is Constellation Energy Group, and the password is Constellation. A replay of the call will be available starting approximately two hours after the call ends, and will be available for one week. The replay number is 1-888-566-0471, 1-402-998-0639 for international callers. A live audio web cast of the conference call will be available at the Investor Relations page of the Company web site, www.constellationenergy.com.


Forward-Looking Statements
--------------------------
Certain statements made in this press release are forward-looking statements, and may contain words such as "believes," "expects," "intends," "plans," and other similar words. These statements are not guarantees of future performance, and are subject to risks and uncertainties that could cause actual results to be materially different from projected results. These risks include, but are not limited to: satisfaction of all the conditions precedent to the closing on the purchase of the Nine-Mile Point nuclear power plants, including obtaining regulatory approval; general economic, business, and regulatory conditions; the pace and nature of deregulation nationwide (including the status of the California markets); competition; energy supply and demand; weather; implications of the Restructuring Order issued by the Maryland Public Service Commission (PSC) regarding implementation of customer choice in Maryland including the outcome of the appeal of the order; commodity price risk; operating generation assets in a deregulated market without the benefit of a fuel rate adjustment clause; loss of revenues due to customers choosing alternative suppliers; higher volatility of earnings and cash flows; increased financial requirements of non-regulated subsidiaries; inability to recover all costs associated with providing electric retail customers service during BGE's electric rate freeze period; implications from the transfer of BGE's generation assets and related liabilities to nonregulated subsidiaries of Constellation Energy, including the outcome of an appeal to the Maryland PSC's order regarding the transfer; and force majeure events (events beyond our control), such as: acts of nature, change of laws, labor strikes, and work stoppages, especially as they impact plant construction or operation. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Please see periodic reports filed with the Securities and Exchange Commission for more information on these factors. These forward-looking statements represent estimates and assumptions only as of the date of this press release, and no duty is undertaken to update any forward-looking statements to reflect new information, events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
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



About Constellation Energy Group
--------------------------------
Constellation Energy Group owns energy-related businesses, including a North American wholesale power marketing and merchant generation company and the Baltimore Gas and Electric Company (BGE), a regulated energy delivery company in Central Maryland. BGE provides service to more than 1.1 million electric customers and approximately 600,000 natural gas customers in Central Maryland. Constellation Energy Group had $3.9 billion in revenues in 2000 and assets of $12.4 billion at December 31, 2000.

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



                CONSTELLATION ENERGY GROUP, INC. AND SUBSIDIARIES
                 Consolidated Financial Information (unaudited)
                               September 30, 2001


                                                  Three Months Ended       Nine Months Ended
                                                     September 30,            September 30,
                                                   2001        2000         2001        2000
                                                     (in millions, Except Per Share Data)
Revenues
     Nonregulated revenues                      $  335.1      $283.7     $  873.9    $  768.4
     Regulated electric revenues                   634.4       598.2      1,624.0     1,688.0
     Regulated gas revenues                         66.6        86.7        528.5       372.8
----------------------------------------------------------------------------------------------
     Total revenues                              1,036.1       968.6      3,026.4     2,829.2

Expenses
     Operating expenses                            560.5       497.9      1,824.8     1,666.4
     Depreciation and amortization                 102.9       107.6        308.5       370.7
     Taxes other than income taxes                  55.2        49.7        169.6       162.2
----------------------------------------------------------------------------------------------
     Total expenses                                718.6       655.2      2,302.9     2,199.3
----------------------------------------------------------------------------------------------
Income from Operations                             317.5       313.4        723.5       629.9
Other Income / (Expense)                             2.3        (0.3)         5.3         5.8
----------------------------------------------------------------------------------------------
Income Before Fixed Charges and Income Taxes       319.8       313.1        728.8       635.7
Fixed Charges
     Interest expense (net)                         54.3        66.6        170.7       192.0
     BGE preference stock dividends                  3.3         3.3          9.9         9.9
----------------------------------------------------------------------------------------------
     Total fixed charges                            57.6        69.9        180.6       201.9
----------------------------------------------------------------------------------------------
Income Before Income Taxes                         262.2       243.2        548.2       433.8
Income Taxes
     Current                                        86.5       105.1        198.9       211.9
     Deferred                                       14.2        (7.3)        12.9       (31.0)
     Investment tax credit adjustments              (2.1)       (2.1)        (6.1)       (6.3)
----------------------------------------------------------------------------------------------
     Total income taxes                             98.6        95.7        205.7       174.6
----------------------------------------------------------------------------------------------
Income Before Cumulative Effect of
   Change in Accounting Principle                  163.6       147.5        342.5       259.2

Cumulative Effect of Change in Accounting
   Principle Net of Taxes $5.6                       -           -            8.5         -
----------------------------------------------------------------------------------------------
Net Income                                       $ 163.6     $ 147.5      $ 351.0     $ 259.2
==============================================================================================
Earnings Applicable to Common Stock              $ 163.6     $ 147.5      $ 351.0     $ 259.2
==============================================================================================
Average Shares of Common Stock Outstanding         163.7       150.1        159.8       149.8

EARNINGS PER COMMON SHARE
-------------------------

Domestic merchant energy                          $ 0.89     $  0.87        $1.50      $ 1.10
Regulated electric                                  0.17        0.10         0.46        0.65
Regulated gas                                      (0.02)      (0.03)        0.18        0.12
Other nonregulated                                 (0.04)       0.04           -        (0.01)
----------------------------------------------------------------------------------------------
Total earnings per share before nonrecurring
    items                                           1.00        0.98         2.14        1.86
Deregulation transition cost *                        -           -            -        (0.10)
Voluntary early retirement program *                  -           -            -        (0.03)
----------------------------------------------------------------------------------------------
Earnings per share of common stock before
    cumulative effect of change in accounting
    principle                                       1.00        0.98         2.14        1.73
Cumulative effect of change in accounting
    principle net of income taxes                     -           -          0.06          -
----------------------------------------------------------------------------------------------
Earnings per share of common stock                $ 1.00      $ 0.98       $ 2.20      $ 1.73
==============================================================================================
Equity investment in nonregulated businesses
    at end of period                           $ 3,052.3   $ 2,349.7    $ 3,052.3   $ 2,349.7
==============================================================================================
Equity investment in utility business at end
    of period                                    $ 893.8     $ 756.3      $ 893.8     $ 756.3
==============================================================================================



Certain prior-period amounts have been reclassified to conform with the current period's presentation.
* Nonrecurring items included in earnings from operations.